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                           Dominion Bridge Corporation
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           FULL TEXT OF PRESS RELEASE FROM CANADIAN CORPORATE NEWS




        June 2, 1997

        Dominion Bridge Issues Response to Illegal Takeover Attempt

        MONTREAL, QUEBEC -- Dominion Bridge Corporation commented today on the efforts of a committee seeking to effect an illegal takeover of the company:

        "On Tuesday, May 27, 1997, Dominion Bridge [DBCO.O] Corporation received official notice that a small group of individuals including insiders and calling itself the "Committee to Revitalize Dominion Bridge Corporation" has filed with the SEC preliminary consent solicitation materials which if permitted to go forward would seek support from the company's shareholders for removal of senior management and disenfranchisement of the board of directors.

        "The Committee, composed of three members, who own a mere 2,000 shares of Dominion Bridge, offers no plan to revitalize or restructure the company, provide any new financing or offer any premium to other shareholders. However, the Committee proposes changes in the company's bylaws that would invest in its chairman John D. Kuhns all powers to appoint officers, divesting board members of their ability to fulfill their fiduciary responsibilities. The proposal contravenes the provisions of the Delaware General Corporation Laws.

        "Public and court records indicate that members of the Committee and their advisors have been involved in violations of security laws and have destroyed the companies with which they have been associated.

        "Another member of the committee, Kenneth W. Mariash, is a real estate developer and residential contractor with no significant experience in the heavy construction and engineering projects that are central to Dominion Bridge's business.

        "Dominion Bridge will respond to the attempted solicitation of its shareholders by filing a response with the Securities and Exchange Commission and a complaint with the SEC enforcement arm alleging violations of securities law by the Committee and its members."

        Michel L. Marengere, chairman and chief executive officer of Dominion Bridge, added the following comments in a letter to the company's employees:

        "We want you to know that the board of directors, with management abstaining, expressed its confidence in management by voting unanimous support. In addition, the company obtained total support of its bankers, surety bonding company and of Societ Generale Financement.

        "We believe the Committee's sole intent is to enrich its members at the expense of the company at a time when Dominion Bridge is completing a turnaround and is poised to return to long-term, consistent profitability. Contrary to the public statements of the Committee, Dominion Bridge is meeting its objective of bringing the Dominion Bridge, Inc. subsidiary to profitability, reversing losses incurred principally by its DBI fabrication division and lowering its


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overhead. Dominion Bridge has also signed an agreement with a major U.S. bank to provide our North American operations with a US $25 million line of credit, and the bank is currently proceeding with its due diligence.

        "Under its present management, the company has become a major international provider of infrastructure and related services. Our revenues have grown from US $7 million in 1993 to US $363 million in 1996, and we're on track to reach US $600 million in fiscal 1997. We've grown by both acquisitions and internal growth, and the combined strength and synergies of our consolidated companies have expanded Dominion Bridge's markets and international presence.

        "These accomplishments, and those to come, take time, and we are building a firm foundation to support consistent, long-term profitability, Marengere concluded.

FOR FURTHER INFORMATION PLEASE CONTACT:

Dominion Bridge Corporation
Francois Morin
(514) 634-3550





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                 [Letterhead of Dominion Bridge Corporation]





                                 June 2, 1997



Dear Fellow Stockholder:


        By now, you have probably received lengthy and detailed materials from the so-called "Committee to Revitalize Dominion Bridge Corporation" regarding its attempted takeover for Dominion Bridge without offering so much as one penny for your shares. The Board unanimously opposes the Committee's solicitation of written stockholder consents and urges you not to take any action at this time until you receive our revocation of consent material.

        The Committee is asking you to remove without cause the existing senior management of Dominion Bridge and replace them with members of their committee. Under the leadership of its current senior management, Dominion Bridge has become a major international provider of large scale engineering, procurement, construction, steel fabrication and shipbuilding services for industry and governments. The revenues of the Company have increased from $7 million in 1993 to $363 million in 1996, are on track to reach $600 million in fiscal 1997. Management has steadily increased the Company's asset base to more than $250 million and employment to 6,500. Dominion Bridge has expanded into many foreign markets and has grown significantly in both size and scope. It has a solid financial base and is implementing programs to achieve greater profitability and efficiencies in marketing worldwide.

        The Committee would have you replace the existing senior management with members of a committee who have not expressed any plan for the Company, who have no meaningful experience in the Company's business, and who have no relationship with the Company's suppliers, customers, financing sources or government agencies which provide support to the Company. The Committee also wants to create an office of "Chairman" with all encompassing powers to appoint and remove any and all officers and manage the affairs of Dominion Bridge unchecked by its duly elected Board and, thus, makes effective Board action on any issue nearly impossible. We believe the Committee's plan is contrary to the interests of stockholders and detrimental to your Company.

        Your Board urges you not to support the Committee and urges you not to take any action at this time.

        Thank you for your continuing support.



                              Very Truly Yours,



                              Michel L. Marengere
                              Chairman of the Board and Chief Executive Officer